UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MITEK SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

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SUPPLEMENT TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 7, 2018

February 27, 2018

Explanatory Note

This supplement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) and contains important information that supplements and amends the definitive proxy statement of Mitek Systems, Inc. (“we” or the “Company”) filed with the SEC on January 29, 2018 (the “Proxy Statement”) in connection with our annual meeting of stockholders (the “Annual Meeting”), including any adjournment or postponement thereof.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT IN ITS ENTIRETY.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2018, the Company entered into an Amended and Restated Executive Severance and Change of Control Agreement between the Company and its Chief Financial Officer, Jeffrey C. Davison on February 27, 2018 (the “Restated Davison Severance Plan”). The purpose of the Restated Davison Severance Plan was to correct a clerical error contained in Mr. Davison’s original Executive Severance and Change of Control Plan previously entered into on June 21, 2017 (the “Original Davison Severance Plan”), which inadvertently provided that Mr. Davison would be entitled to receive certain gross-up payments in the event that severance payments and benefits payable under the Davison Severance Plan are characterized as “excess parachute payments” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (“Section 280G”). The Restated Davison Severance Plan provides for the reduction of any severance payments and benefits payable to Mr. Davison to the extent necessary to ensure that he will not receive any “excess parachute payments” under Section 280G. All other terms and conditions of the Original Davison Severance Plan remain unchanged in the Restated Davison Severance Plan.

Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

Supplemental Information

The section entitled “Potential Payments Upon Termination or Change of Control—Jeffrey C. Davison” is hereby amended and restated in its entirety as follows:

Jeffrey C. Davison

On February 27, 2018 we entered into an Amended and Restated Executive Severance and Change of Control Plan with Jeffrey C. Davison, our Chief Financial Officer (the “Davison Severance Plan”), which is retroactively effective for all purposes as of June 21, 2017.

Under the terms of the Davison Severance Plan, if we terminate Mr. Davison’s employment without Cause (as defined below) or if Mr. Davison terminates his employment for Good Reason (as defined below), Mr. Davison will be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Davison’s annual base salary then in effect; and (iii) a lump-sum cash amount equal to 12 months of premium payments for continuation coverage under the Company’s health plans for Mr. Davison and his dependents.

In addition, the Davison Severance Plan provides that in the event that during the two month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the Company terminates Mr. Davison’s employment without Cause or if Mr. Davison terminates his employment with the Company for Good Reason, Mr. Davison will be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Davison’s annual base salary then in effect; (iii) a lump-sum cash amount equal to 12 months of premium payments for continuation coverage under the Company’s health plans for Mr. Davison and his dependents; and (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. Davison.

As of September 30, 2017, no such termination or Change of Control event had occurred that required the Company to make an accrual related to the Davison Severance Plan in the financial statements included in the Form 10-K.

The timing of severance payments and benefits under the Davison Severance Plan may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. Any severance payments and benefits payable to Mr. Davison under the Davison Severance Plan will be reduced to the extent necessary to ensure that he will not receive any “excess parachute payments” under Section 280G.

No Change in Board Recommendation

There is no change in the Board’s recommendation to stockholders of the Company set forth in the Proxy Statement that they vote FOR Proposal 4 to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as described in the Proxy Statement, as amended hereby, at the Annual Meeting.

Stockholder Voting

No changes are being made to the proxy card for the Annual Meeting; therefore, if you have already submitted a proxy card or otherwise provided voting instructions, you do not need to complete an additional proxy card or otherwise submit new voting instructions unless you wish to change your vote or your voting instructions. If you have already submitted a completed proxy card or otherwise provided voting instructions but wish to change your vote or your voting instructions, you may revoke your prior proxy card or change your voting instructions by following the instructions in the Proxy Statement and, for example, submitting a new properly executed proxy card or voting instruction form or submitting a new proxy or voting instructions by mail, telephone or via the Internet.

Your vote is extremely important. If you have any questions or require any assistance voting your shares, please call our Corporate Secretary at (619) 269-6800.